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                                                                   Exhibit 23.01


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on the amendment to the Form S-4 (No. 333-59521) of our report dated March 19, 1998 relating to the consolidated financial statements of Clearview Cinema Group, Inc. and its subsidiaries which appears in such Prospectus. We also consent to the references to us under the headings "Experts", "Summary Historical and Pro Forma Financial Data" and "Selected Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Summary Historical and Pro Forma Financial Data" and "Selected Financial Data".



PricewaterhouseCoopers LLP
New York, New York
September 30, 1998